Exhibit 3.1

AMENDMENT TO BYLAWS

OF VALIDIAN CORPORATION

Pursuant to the provisions of Section 7.1 of the Bylaws, as amended, of Validian Corporation, a Nevada corporation (the “Company”), the Company adopts the following Amendment to its Bylaws.

The amendment to the Bylaws amends Section 3.1 of the Bylaws to read in its entirety as follows:

3.1:  Number and Election.  The number of Directors which shall constitute the entire Board shall be not less than one nor more than nine.  The number of initial Directors shall be the number fixed in the Articles of Incorporation, and thereafter, within the limits above specified, the number of Directors shall be determined by resolution of the entire Board.  The Directors shall be elected at the annual meeting of the stockholders, except as provided in Section 3.2 of these Bylaws, and each Director elected shall hold office until his successor shall be elected and shall qualify.  Directors need not be stockholders nor residents of the State of Nevada.

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IN WITNESS WHEREOF, the undersigned Secretary of the Company hereby certifies that the above Amendment to Bylaws was adopted by the Board of Directors of the Corporation as of August 2, 2007.

By:  /s/  Bruce Benn

Bruce Benn, Secretary